Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
February 11, 2016

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2015

•	2015 revenues of $5.61 billion lead to Adjusted EBITDA of $434.6 million, including $23.5 million in restructuring charges

•	Diluted Loss Per Share from Continuing Operations totals $(102.62); Adjusted Diluted EPS totals $(36.39)

•	Australian costs per ton improve 24% to record low for platform; U.S. costs per ton improve 5% even with lower volumes; Capital spending declines 35% to $127 million

•	2016 targets include 18 to 28 million ton decline in U.S.; Reduced hedging losses; Lower SG&A expense

•	Amid difficult market conditions, additional aggressive steps underway to improve the business, preserve liquidity and reduce debt

ST. LOUIS, Feb. 11 - Peabody Energy (NYSE: BTU) today reported full-year 2015 revenues of $5.61 billion. Adjusted EBITDA totaled $434.6 million, which includes $23.5 million in restructuring charges related to reductions in corporate and regional staff and Australian Mining Operations. Full-year Adjusted EBITDA excludes the impact of $1.28 billion in charges related to asset impairments. Diluted Loss Per Share from Continuing Operations totaled $(102.62) and Adjusted Diluted EPS totaled $(36.39).
“Against a brutal industry backdrop, the Peabody team delivered a strong operating performance as we improved safety, achieved over $620 million in lower costs, further reduced capital, streamlined the organization and advanced multiple work streams to address our portfolio and financial objectives,” said Peabody Energy President and Chief Executive Officer Glenn Kellow. “It is clear that more must be done, and we are taking further steps to confront a prolonged industry downturn by targeting additional cost reductions, advancing non-core asset sales and pursuing aggressive actions to preserve liquidity and delever our balance sheet.”

RESULTS FROM CONTINUING OPERATIONS
2015 revenues totaled $5.61 billion compared with $6.79 billion in the prior year due to lower realized pricing in the U.S. and Australia and a 21.0 million ton decline in sales. These factors drove full-year Adjusted EBITDA down 47 percent to $434.6 million as approximately

$620 million in cost improvements mitigated more than $450 million in lower pricing and $387.2 million in hedge losses compared to the prior year. Adjusted EBITDA also includes $23.5 million in charges related to reductions in corporate and regional staff and Australian Mining Operations.
In the fourth quarter, Adjusted EBITDA declined 59 percent from the third quarter to $53.0 million as a result of a $32.8 million reduction in Trading and Brokerage results, a $14.3 million charge related to the assignment of excess Australian port capacity, a decline in U.S. shipments and a decrease in Australian pricing. U.S. sales were impacted by lower energy demand, declining natural gas prices and high customer stockpiles that resulted in approximately 4 million tons of deferrals from the fourth quarter, with a significant portion of the deferrals occurring in December.
2015 U.S. Mining Adjusted EBITDA declined $145.6 million to $937.2 million, primarily due to a 13.5 million ton volume decrease as a result of lower utility coal demand based on natural gas prices and a planned reduction in volumes associated with export shipments from the Twentymile Mine. U.S. Mining costs per ton improved 5 percent as a result of lower fuel expense and cost savings initiatives.
Despite approximately $420 million in impacts from lower pricing, 2015 Australian Mining Adjusted EBITDA increased $62.4 million to $175.4 million on sharply lower costs. Cost improvements included the benefit of a weaker Australian dollar, lower fuel prices, operational improvements and mine plan changes announced previously in the year. These resulted in record low costs for this platform of $51.07 per ton, even with lower volumes. 2015 Australian Metallurgical gross margins were adversely impacted by over $2.50 per ton from the Burton Mine, the company’s only contractor-operated mine. Australian volumes decreased to 35.8 million tons and included 15.7 million tons of metallurgical coal sold at $75.04 per ton and 12.6 million tons of export thermal coal at $53.76 per ton, with the remainder delivered under domestic thermal contracts.
Trading and Brokerage Adjusted EBITDA for 2015 increased $12.1 million to $27.0 million, primarily due to favorable trading activities and a $7 million litigation settlement benefit recorded in the third quarter.
Full-year results include impairment charges of $1.28 billion, including $377.0 million in the fourth quarter. Full-year impairment charges included $969.2 million largely related to certain Australian metallurgical coal assets and $308.6 million primarily from certain non-producing reserve and non-mining assets in the United States. Results also include $67.8 million in debt extinguishment charges from refinancing the company’s 2016 Senior Notes in the first half of 2015. Peabody’s 2015 tax benefit totaled $135.0 million compared to a tax provision of $201.2 million the prior year. The changes include a $75.3 million benefit related to impairments recorded in 2015 as well as a $284.0 million valuation allowance recorded in 2014 against deferred U.S. income tax assets.

Loss from Continuing Operations totaled $1.86 billion compared to $749.1 million in the prior year. Diluted Loss from Continuing Operations totaled $(102.62) per share and Adjusted Diluted EPS totaled $(36.39), which reflects adjustments from the 1-for-15 reverse stock split enacted in the fourth quarter. Loss from Discontinued Operations totaled $182.2 million.
2015 Operating Cash Flows reflect a usage of $14.4 million as cash generated by the operations was not sufficient to cover cash interest and health benefit trust payments. Proceeds from property disposals generated approximately $70 million in cash, while capital spending of $126.8 million was at the lowest level since 2001.
Regarding the company’s liquidity position:

•	Liquidity totaled $1.20 billion at the end of December. Peabody also had $709.0 million in letters of credit.

•
The company accessed the remaining capacity under its $1.65 billion revolving credit facility, which provides Peabody with the maximum amount of control and flexibility with respect to its liquidity position in light of continued challenging market conditions.

As of Feb. 9, 2016, liquidity totaled $902.6 million, which consisted of $778.5 million in cash, $123.0 million available under the company’s accounts receivable securitization and the remainder under the revolving credit facility. Peabody also had $823.7 million in letters of credit.
Peabody has previously disclosed that reported Adjusted EBITDA differs from the credit agreement terms used for calculating compliance. The adjustments may include, in certain instances, cash proceeds from asset monetization activities.
Peabody continues to qualify for self-bonding in all relevant states and, in the fourth quarter, the state of Wyoming reaffirmed self-bonding eligibility for the North Antelope Rochelle and Rawhide surface mines.

GLOBAL COAL MARKETS
Slowing global economic growth drove a wide range of commodity prices lower in 2015, resulting in the largest broad commodity market decline since 1991. Seaborne coal prices continued to fall in 2015 as a reduction in Chinese imports more than offset supply cutbacks, and U.S. coal demand was impacted by lower natural gas prices.
Within seaborne metallurgical coal markets, domestic Chinese steel demand declined approximately 5 percent in 2015 due to reduced economic growth and oversupply in the property sector, while steel production declined 2 percent. As a result, China was a net exporter of “refined” metallurgical coal in 2015 as steel exports increased 20 percent to a new record of 110 million tonnes, while Chinese metallurgical coal imports decreased more than 20 percent. Metallurgical coal price settlements declined throughout the year, and first quarter 2016 settlements for premium hard coking coal fell 9 percent to $81 per tonne. The benchmark for low-vol PCI eased from $71 to $69 per tonne, showing relative strength to the premium coking coal product. Seaborne metallurgical coal demand declined approximately 15 million tonnes in

2015 resulting in accelerated production cutbacks primarily in the U.S. and Canada. Peabody projects modest seaborne metallurgical coal supply reductions in 2016 as further declines in the U.S. overcome small production increases from other exporting nations.
In seaborne thermal coal markets, demand declined 8 percent on a nearly 75 million tonne reduction in Chinese imports, lower European demand and a decline in international liquefied natural gas prices. The overall decline in seaborne thermal demand primarily impacted U.S. and Indonesian exports, which were down 41 percent and 23 percent, respectively.
Within U.S. coal markets, demand from electric utilities declined approximately 110 million tons in 2015 on mild weather and lower natural gas prices. Natural gas prices fell nearly 40 percent in 2015 to an average of $2.63 per mm/Btu, which drove coal’s share of electricity generation in the power sector down to 34 percent compared with 40 percent in the prior year. U.S. coal production declined approximately 105 million tons in 2015 as production cutbacks accelerated during the year. As a result, fourth quarter production was down approximately 50 million tons compared with the same period in 2014. Despite supply rationalizations, reduced coal demand led to utility inventories rising nearly 30 percent above prior-year levels.
Peabody expects 2016 U.S. utility coal consumption to decline approximately 40 to 60 million tons based on projected plant retirements and lower natural gas prices. The decline in demand, combined with an expected significant reduction in utility stockpiles and lower exports, is projected to result in a 150 to 170 million ton decline in 2016 U.S. coal shipments. As a result, Peabody is lowering its 2016 U.S. sales targets by 13 percent at the midpoint, and is now fully priced for the year.

2016 CORE PRIORITIES
Peabody achieved a number of accomplishments in 2015, and the company is expanding on previous successes with a major focus on operational, portfolio and financial initiatives across the business.
Core priorities for 2016 include:

•
Driving continuous improvement in safety, productivity and costs. In 2015, Peabody transformed its operations to respond to difficult market conditions. The company set a new record for safety, with a 13 percent reduction in the global safety incidence rate to 1.25 per 200,000 hours worked for employees and contractors. In the U.S. and Australia, Peabody improved costs by 5 percent and 24 percent, respectively, and gross margins across four of the company’s five operating segments averaged 26 percent. 2015 capital spending declined 35 percent, and extensive efforts were advanced to streamline the organization leading to a 22 percent reduction in SG&A expenses, the lowest levels in nearly a decade. Given ongoing market challenges, the company continues to drive cost improvements at all levels of the organization.

•
Preserving liquidity while reducing debt. The company continued to preserve liquidity in 2015 by completing a bond offering, modifying its credit agreement, reducing costs and lowering capital spending. Peabody and its advisors are currently in discussions with debt holders to evaluate financial alternatives, including potential debt exchanges, debt buybacks and new financing, to preserve liquidity and delever the balance sheet. Peabody also has a number of committed obligations that expire or meaningfully decline in the next two years:

◦
The company’s final PRB reserve installment of approximately $250 million is scheduled to be paid in the second half of 2016. The payment is related to the company’s last lease-by-application process in 2012. As a result of investments in prior years, Peabody’s PRB reserves represent more than 25 years of current production, which provides a competitive advantage relative to other producers.

◦
Peabody’s existing currency and fuel hedges decline in 2016 and expire by the end of 2017. As these positions expire, the company expects progressively lower cash settlements in 2016 and 2017 relative to realized 2015 hedge losses of $436.8 million.

◦
The company proactively assigned excess Australian port capacity to another producer, which is expected to reduce infrastructure costs by approximately $60 million through 2020. In addition, Peabody recently amended contracts to reduce certain U.S. transportation and logistics costs expected to be due in early 2017. In connection with these amendments, Peabody will realize a net reduction of approximately $45 million in estimated liquidated damage payments that otherwise would have become due in early 2017.

◦	The company recently amended its 2013 agreement with the United Mine Workers of America, improving Peabody’s expected 2017 cash flows by $70 million while deferring the 2016 payments over 10 months.

•
Reshaping the portfolio to unlock value. Peabody announced the planned sale of its New Mexico and Colorado assets for $358 million in November, and the purchaser is currently arranging financing. Peabody also announced plans to divest its interest in the Prairie State Energy Campus for $57 million. In 2015, the company realized cash proceeds of $70 million related to its ongoing resource management activities through the sale of surplus land and coal reserves. Peabody continues to evaluate its portfolio to target the best markets, with a filter that includes strategic fit, value consideration, growth and cash requirements as the company further emphasizes its core mining assets in the PRB, Illinois Basin and Australia.

OUTLOOK

Peabody has lowered 2016 U.S. sales guidance by 18 to 28 million tons below 2015 levels. As a result, projected 2016 U.S. production is now fully priced, with 2017 production 35 to 45 percent unpriced based on targeted 2016 production levels. After incorporating deferrals to later periods and a change in customer mix, Peabody now has 116 million tons of PRB priced for 2016 delivery at an average of $13.30 per ton.
2016 U.S. revenues and costs per ton targets primarily reflect a reduced proportion of PRB sales compared to 2015. In the PRB, the company is working to optimize production levels and mix at the North Antelope Rochelle Mine to maximize margins. 2016 guidance includes the contributions from mines in Colorado and New Mexico, for which a sales agreement is in place.
In Australia, Peabody is lowering targeted metallurgical coal production levels in 2016 to reflect operational changes made in 2015, which is expected to result in lower PCI sales. The company also plans to place the Burton Mine on care and maintenance by the end of 2016.
Peabody expects first quarter Adjusted EBITDA to reflect current reduced seaborne coal pricing, lower PRB volumes, the impact of planned longwall moves at the Wambo and Twentymile mines, and the realization of fuel and currency hedges that are expected to improve each quarter as the year progresses. While cost improvements continue to remain a priority for Peabody, current pricing levels are a strong headwind. The company also expects to have an approximately $70 million benefit to continuing operations from the recently amended 2013 agreement with the United Mine Workers of America.

2016 Guidance
Sales Volumes (in million tons)
U.S.	150 - 160
Australia	34 - 36
Trading & Brokerage	11 - 14
Total	195 - 210

U.S. Operations
Revenue Per Ton	$19.65 - $19.95
Costs Per Ton	$14.70 - $15.00

Australia Operations
Metallurgical Coal Sales	14 - 15 million tons
Export Thermal Coal Sales	12 - 13 million tons
Domestic Thermal Coal Sales	~8 million tons
Costs per Ton	$45 - $48

Selling & Administrative	$145 - $155 million
Expenses

Depreciation, Depletion and	$470 - $530 million
Amortization

Capital Expenditures	$120 - $140 million

Notes: Peabody classifies its Australian mines with the Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Also, Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on market conditions.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions.  The company serves metallurgical and thermal coal customers in 25 countries on six continents. For further information, visit PeabodyEnergy.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Feb. 11, 2016. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: supply and demand for the company’s coal products; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and the company’s ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies, including, without limitation, the actions we are implementing to improve our organization and respond to current market conditions; negotiation of labor contracts, employee relations and workforce availability; our ability to successfully consummate the planned sale of our assets in New Mexico and Colorado (including the purchaser's ability to successfully obtain financing) and the divestiture of our interest in the Prairie State Energy Campus; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; our ability to successfully negotiate transactions with our debt holders, including debt exchanges and debt buybacks; adequate liquidity and the cost, availability and access to capital and financial markets, including our ability to secure new financing; ability to appropriately secure the company’s obligations for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations, including our ability to remain eligible for self-bonding and/or successfully access the commercial surety market; impacts of the degree to which we are leveraged and our ability to comply with financial and other restrictive covenants in our credit agreement; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements, changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; any additional liabilities or obligations that we may have as a result of the Patriot Coal bankruptcy, including, without limitation, as a result of litigation filed by third parties in relation to that bankruptcy; litigation, including claims not yet asserted; terrorist attacks or security threats, including cybersecurity threats; impacts of pandemic illnesses; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  The company has defined below the non-GAAP financial measures that are used and has included in the tables following this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is used by management as the primary metric to measure our segments’ operating performance. We also believe non-GAAP performance measures are used by investors to measure operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, asset impairment and mine closure costs, charges for the settlement of claims and litigation related to previously divested operations and changes in deferred tax asset valuation allowance and amortization of basis difference related to equity affiliates. A reconciliation of income (loss) from continuing operations to Adjusted EBITDA is included in this release. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on the company’s income tax provision. The company calculates income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits.  Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended Dec. 31, 2015 and 2014

(In Millions, Except Per Share Data)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2015	2014	2015	2014

Tons Sold	57.9	64.3	228.8	249.8

Revenues	$1,313.1	$1,684.5	$5,609.2	$6,792.2
Operating Costs and Expenses (1)	1,233.3	1,401.2	5,007.7	5,716.9
Depreciation, Depletion and Amortization	141.6	171.8	572.2	655.7
Asset Retirement Obligation Expenses	5.1	34.5	45.5	81.0
Selling and Administrative Expenses	47.6	55.5	176.4	227.1
Restructuring and Pension Settlement Charges	0.5	26.0	23.5	26.0
Other Operating (Income) Loss:
Net Gain on Disposal of Assets	(24.8)	(15.5)	(45.0)	(41.4)
Asset Impairment	377.0	154.4	1,277.8	154.4
Loss from Equity Affiliates:
Results of Operations (1)	3.5	9.6	12.0	49.6
Change in Deferred Tax Asset Valuation Allowance	(0.6)	52.3	(1.0)	52.3
Amortization of Basis Difference	0.7	1.7	4.9	5.7
Loss from Equity Affiliates	3.6	63.6	15.9	107.6
Operating Loss	(470.8)	(207.0)	(1,464.8)	(135.1)
Interest Income	(1.1)	(3.7)	(7.7)	(15.4)
Interest Expense:
Interest Expense	121.4	103.7	465.0	414.0
Interest Charges Related to Litigation	—	1.5	0.4	12.6
Loss on Debt Extinguishment	—	—	67.8	1.6
Interest Expense	121.4	105.2	533.2	428.2
Loss from Continuing Operations Before Income Taxes	(591.1)	(308.5)	(1,990.3)	(547.9)
Income Tax (Benefit) Provision:
(Benefit) Provision	(44.4)	169.1	(59.2)	203.9
Tax Benefit Related to Asset Impairment	(7.9)	—	(75.3)	—
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.5	1.2	(0.5)	(2.7)
Income Tax (Benefit) Provision	(51.8)	170.3	(135.0)	201.2
Loss from Continuing Operations, Net of Income Taxes	(539.3)	(478.8)	(1,855.3)	(749.1)
Income (Loss) from Discontinued Operations, Net of Income Taxes	20.5	(34.2)	(182.2)	(28.2)
Net Loss	(518.8)	(513.0)	(2,037.5)	(777.3)
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(0.8)	1.6	7.1	9.7
Net Loss Attributable to Common Stockholders	$(518.0)	$(514.6)	$(2,044.6)	$(787.0)

Adjusted EBITDA	$53.0	$207.7	$434.6	$814.0

Diluted EPS - Loss from Continuing Operations (2)(3)	$(29.55)	$(26.88)	$(102.62)	$(42.52)

Diluted EPS - Net Loss Attributable to Common Stockholders (2)	$(28.43)	$(28.79)	$(112.66)	$(44.09)

Adjusted Diluted EPS (2)	$(9.27)	$(18.18)	$(36.39)	$(34.03)

(1)	Excludes items shown separately.
(2)
Weighted average diluted shares outstanding were 18.2 million and 17.9 million for the quarters ended Dec. 31, 2015 and 2014, respectively, and 18.1 million and 17.9 million for the years ended Dec. 31, 2015 and 2014, respectively,as retroactively restated to reflect the company's 1-for-15 reverse stock split that became effective on Oct. 1, 2015.

(3)	Reflects loss from continuing operations, net of income taxes less net (loss) income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2015 and 2014
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2015	2014	2015	2014
Revenue Summary (In Millions)
U.S. Mining Operations	$840.4	$983.6	$3,529.4	$4,023.8
Australian Mining Operations	465.6	676.3	2,005.4	2,671.8
Trading and Brokerage Operations	0.1	12.1	42.8	58.4
Other	7.0	12.5	31.6	38.2
Total	$1,313.1	$1,684.5	$5,609.2	$6,792.2

Tons Sold (In Millions)
Powder River Basin Mining Operations	35.7	37.3	138.8	142.6
Midwestern U.S. Mining Operations	4.6	6.1	21.2	25.0
Western U.S. Mining Operations	4.2	5.8	17.9	23.8
Australian Metallurgical Mining Operations	4.0	4.8	15.7	17.2
Australian Thermal Mining Operations	5.1	5.5	20.1	21.0
Trading and Brokerage Operations	4.3	4.8	15.1	20.2
Total	57.9	64.3	228.8	249.8

Revenues per Ton - Mining Operations
Powder River Basin (1)	$13.23	$13.02	$13.45	$13.49
Midwestern U.S. (2)	45.59	45.99	46.18	47.99
Western U.S.	37.30	37.86	38.09	37.90
Total - U.S. (1)(2)	18.87	20.02	19.84	21.03
Australian Metallurgical	64.63	87.97	75.04	93.81
Australian Thermal	40.71	46.39	41.00	50.46
Total - Australia	51.18	65.97	55.96	69.99

Operating Costs per Ton - Mining Operations (3)
Powder River Basin (1)	$9.64	$9.62	$9.97	$9.92
Midwestern U.S.	34.64	34.31	33.49	35.70
Western U.S.	28.43	28.08	27.78	26.69
Total - U.S. (1)	14.01	14.84	14.57	15.37
Australian Metallurgical	68.65	84.33	76.20	102.60
Australian Thermal	32.95	35.40	31.36	37.87
Total - Australia	48.58	58.44	51.07	67.03

Gross Margin per Ton - Mining Operations (3)
Powder River Basin (1)	$3.59	$3.40	$3.48	$3.57
Midwestern U.S. (2)	10.95	11.68	12.69	12.29
Western U.S.	8.87	9.78	10.31	11.21
Total - U.S. (1)(2)	4.86	5.18	5.27	5.66
Australian Metallurgical	(4.02)	3.64	(1.16)	(8.79)
Australian Thermal	7.76	10.99	9.64	12.59
Total - Australia	2.60	7.53	4.89	2.96

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - U.S. Mining	$216.2	$254.3	$937.2	$1,082.8
Adjusted EBITDA - Australian Mining	23.7	77.3	175.4	113.0
Adjusted EBITDA - Trading and Brokerage	(3.4)	7.2	27.0	14.9
Adjusted EBITDA - Resource Management (4)	14.9	16.2	32.2	30.9
Corporate Hedging Results	(110.2)	(42.4)	(436.8)	(49.6)
Selling and Administrative Expenses	(47.6)	(55.5)	(176.4)	(227.1)
Restructuring and Pension Charges	(0.5)	(26.0)	(23.5)	(26.0)
Other Operating Costs, Net (5)	(40.1)	(23.4)	(100.5)	(124.9)
Adjusted EBITDA	53.0	207.7	434.6	814.0
Operating Cash Flows	76.2	86.5	(14.4)	336.6
Acquisitions of Property, Plant and Equipment	49.9	86.9	126.8	194.4
Coal Reserve Lease Expenditures	187.4	187.3	277.2	276.7

(1)
The finalization of pricing under a customer sales agreement resulted in additional Powder River Basin revenues per ton, operating costs per ton, and gross margin per ton of $0.23, $0.04, and $0.19, respectively, for the year ended Dec. 31, 2014. The impact on Total - U.S. revenues per ton, operating costs per ton, and gross margin per ton was $0.18, $0.04, and $0.14, respectively, for that period.

(2)
The finalization of pricing under a customer sales agreement resulted in lower Midwestern U.S. revenues per ton and gross margin per ton of $1.56 for the quarter ended Dec. 31, 2014. The impact on Total - U.S. revenues per ton and gross margin per ton was $0.19 for that period.

(3)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring and pension settlement charges; asset impairment; and certain other costs related to post-mining activities.

(4)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(5)
Includes loss from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post-mining activities, and minimum charges on certain transportation-related contracts.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2015 and 2014

(In Millions)
	(Unaudited)
	Dec. 31, 2015	Dec. 31, 2014
Cash and Cash Equivalents	$261.3	$298.0
Accounts Receivable, Net	221.3	563.1
Inventories	307.8	406.5
Deferred Income Taxes	53.5	80.0
Other Current Assets	402.1	363.4
Total Current Assets	1,246.0	1,711.0
Property, Plant, Equipment and Mine Development, Net	9,258.5	10,577.3
Deferred Income Taxes	2.2	0.7
Investments and Other Assets	466.0	902.1
Total Assets	$10,972.7	$13,191.1

Current Portion of Long-Term Debt	$23.0	$21.2
Accounts Payable and Accrued Expenses	1,446.3	1,809.2
Other Current Liabilities	15.6	32.7
Total Current Liabilities	1,484.9	1,863.1
Long-Term Debt, Less Current Portion	6,292.6	5,965.6
Deferred Income Taxes	69.1	89.1
Other Noncurrent Liabilities	2,256.2	2,546.8
Total Liabilities	10,102.8	10,464.6
Stockholders' Equity	869.9	2,726.5
Total Liabilities and Stockholders' Equity	$10,972.7	$13,191.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Years Ended Dec. 31, 2015 and 2014

(In Millions, Except Per Share Data)	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2015	2014	2015	2014

Adjusted EBITDA	$53.0	$207.7	$434.6	$814.0
Depreciation, Depletion and Amortization	141.6	171.8	572.2	655.7
Asset Retirement Obligation Expenses	5.1	34.5	45.5	81.0
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	(0.6)	52.3	(1.0)	52.3
Amortization of Basis Difference Related to Equity Affiliates	0.7	1.7	4.9	5.7
Interest Income	(1.1)	(3.7)	(7.7)	(15.4)
Interest Expense	121.4	105.2	533.2	428.2
Income Tax (Benefit) Provision, Excluding Tax Items Shown Separately Below	(44.4)	169.1	(59.2)	203.9
Adjusted Loss from Continuing Operations (1)	(169.7)	(323.2)	(653.3)	(597.4)
Asset Impairment	377.0	154.4	1,277.8	154.4
Tax Benefit Related to Asset Impairment	(7.9)	—	(75.3)	—
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.5	1.2	(0.5)	(2.7)

Loss from Continuing Operations, Net of Income Taxes	$(539.3)	$(478.8)	$(1,855.3)	$(749.1)

Net (Loss) Income Attributable to Noncontrolling Interests	$(0.8)	$1.6	$7.1	$9.7

Diluted EPS - Loss from Continuing Operations (2)	$(29.55)	$(26.88)	$(102.62)	$(42.52)
Asset Impairment, Net of Income Taxes	20.25	8.62	66.26	8.63
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.03	0.08	(0.03)	(0.14)
Adjusted Diluted EPS	$(9.27)	$(18.18)	$(36.39)	$(34.03)

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net (loss) income attributable to noncontrolling interests from this amount.
(2)	Reflects loss from continuing operations, net of income taxes, less net (loss) income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Hedging Data
As of January 31, 2016

Australian Dollar Hedging	1Q 2016	2Q 2016	3Q 2016	4Q 2016	FY 2017
Percent Hedged - as of 1/31/16	60%	58%	41%	36%	26%
Hedge Rate	$0.95	$0.91	$0.90	$0.91	$0.88
All-in Rate	$0.85	$0.83	$0.79	$0.78	$0.74

Fuel Derivatives Hedging	1Q 2016	2Q 2016	3Q 2016	4Q 2016	FY 2017
Percent Hedged - as of 1/31/16	70%	62%	67%	74%	45%
Hedge Price (per gallon equivalent)	$2.48	$2.61	$2.41	$2.38	$2.35
All-in Price (per gallon equivalent)	$2.02	$2.00	$1.97	$2.06	$1.73

Cost Sensitivity
Unhedged AUD position sensitivity to $0.05 move	$10	$10	$15	$16	$74
Unhedged Fuel position sensitivity to $0.25/gal move	$2	$3	$3	$2	$18

Note: Hedge percentages only include economic hedges expected to be realized in each respective period presented. Estimated hedge percentages and cost sensitivities based on 2016 projected requirements of ~$2.0 billion AUD and ~130 million gallons of diesel fuel. Fuel hedge percentages include derivative hedges, such as swaps or options, and exclude Coal Supply Agreement hedges, which are a fuel cost pass-through provision in certain customer contracts.